UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Opiant Pharmaceuticals, Inc.
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Indivior PLC
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These communications relate to the proposed acquisition of Opiant Pharmaceuticals, Inc. (“Opiant”) by Indivior plc (“Indivior” and such proposed acquisition, the “Merger”). On November 14, 2022, Indivior held a conference call to discuss the Merger. Indivior’s press release announcing the proposed acquisition, the investor presentation, a transcript of a video message of Mark Crossley, Indivior CEO, to Opiant employees, dated November 14, 2022, a transcript of the conference call held on November 14, 2022 to discuss the Merger, an email to Indivior employees regarding the Merger, and a Wall Street Journal news article including a quote from Mark Crossley, Indivior CEO, are filed herewith pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

Important Information for Investors and Stockholders

This communication does not constitute a solicitation of any vote or approval. Opiant intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed transactions. OPIANT’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OPIANT AND THE PROPOSED MERGER. Investors and stockholders may obtain copies of the proxy statement and other documents filed with the SEC by Opiant (when they became available) free of charge from the SEC’s website at www.sec.gov or by accessing Opiant’s website at www.opiant.com. Copies of the documents filed with the SEC by Indivior (when they become available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing Indivior’s website at www.indivior.com.

Participants in the Merger Solicitation

Indivior, Opiant, and certain of their directors, executive officers and employees may be considered participants in the solicitation of proxies from Opiant’s stockholders with respect to the proposed transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Opiant’s stockholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement that Opiant intends to file with the SEC when it becomes available. Information about Indivior’s directors and executive officers is set forth in Indivior’s Annual Report and Accounts 2021 available at www.indivior.com. Information about Opiant’s directors and executive officers is set forth in Opiant’s definitive proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2022. These documents may be obtained as indicated above.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in these communications that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on our current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding the proposed acquisition of Opiant, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include risks and uncertainties related to, among other things: uncertainties as to the timing of the Merger; the possibility that competing acquisition proposals will be made; the inability to complete the Merger due to the failure to obtain Opiant’s stockholder adoption of the Merger Agreement or the failure to satisfy other conditions to completion of the Merger, including required regulatory clearances or approvals; the potential that the expected benefit and opportunities of the transaction, if completed, may not be realized or may take longer to realize than expected; the risk that OPNT003 does not receive FDA approval in the expected timeline, or at all; challenges inherent in product research and development, including uncertainty of clinical successes and obtaining regulatory approval and challenges to patents; the failure of the transaction to close for any other reason; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Merger may result in significant delay or costs of defense, indemnification and liability; diversion of management’s attention from ongoing business concerns and other risks and uncertainties that may affect future results of the combined company, including the risks described in Indivior’s Annual Report and Accounts 2021 and Opiant’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022.

All forward-looking statements are qualified in their entirety by this cautionary statement and neither Indivior or Opiant undertake any obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

FOR IMMEDIATE RELEASE

Indivior To Acquire Opiant Pharmaceuticals

Acquisition Strengthens and Extends Indivior’s Position as a Leader in Addiction Treatment

Opiant Pipeline Anchored by OPNT003, an Opioid Overdose Treatment with Clinically Demonstrated Characteristics Well-Suited to Confront Illicit Synthetic Opioids Like Fentanyl

Potential Annual OPNT003 Net Revenue of $150 Million to $250 Million

Acquisition Expected to be Accretive to Earnings after the Second Full Year of Launch of OPNT003

Indivior to Host Investor Call at 8:00 am U.S. Eastern Today

THIS RELEASE CONTAINS INSIDE INFORMATION

Richmond, VA, November 14, 2022 – Indivior PLC (LON: INDV) (“Indivior” or the “Company”) and Opiant Pharmaceuticals, Inc. (NASDAQ: OPNT) (“Opiant”) today announced that the companies have entered into a definitive agreement under which Indivior will acquire Opiant for an upfront consideration of $20.00 per share, in cash (approximately $145 million in aggregate), plus up to $8.00 per share in contingent value rights (“CVRs”) that may become payable in the event that certain net revenue milestones are achieved during the relevant seven-year period by OPNT003 after its approval and launch. The transaction has been unanimously approved by the boards of directors of each company.

“Our work in combatting addiction has never been more critical, with overdose deaths in the United States occurring at near record numbers1,” said Mark Crossley, Chief Executive Officer of Indivior. “Opiant’s portfolio of product candidates is an excellent strategic fit that diversifies and strengthens our offerings, while Indivior’s strong commercial capabilities are expected to propel a combined product pipeline with the potential to help patients along a continuum from substance use disorder and rescue to recovery. The combination with Opiant will provide Indivior with one of the most comprehensive and relevant treatment platforms to address the ongoing U.S. opioid and overdose epidemic and extends our leadership position in addiction treatments. We look forward to working with Opiant’s talented team as we undertake our shared mission of changing patients’ lives through access to life-transforming treatment for substance use disorders.”

“We are pleased to have reached an agreement that reflects the great potential Opiant has created with OPNT003 and our pipeline of medicines,” said Roger Crystal, M.D., Opiant’s President and Chief Executive Officer. “This transaction combines Opiant with an organization that shares our patient-focused mindset, and we believe creates immediate value for patients, our employees and our stockholders. It will enable us to leverage Indivior’s global scale, commercial strength and scientific expertise to accelerate our mission to create best-in-class medicines for the treatment of substance use disorders and drug overdose.”

Opiant is a biopharmaceutical company developing treatments for addiction and drug overdose leveraging intranasal and injectable delivery technologies. Opiant contributed to the development of the formulation of NARCAN® Nasal Spray, a treatment to reverse opioid overdose. In addition to OPNT003, nasal nalmefene, the pipeline includes OPNT002, nasal naltrexone, which is currently in a Phase II trial to assess its potential as a treatment for alcohol drinking and cravings, and OPNT004, a CB-1 antagonist in preclinical development as a potential injectable treatment for acute cannabinoid overdose (“ACO”).

OPNT003 is an investigational opioid overdose reversal agent that Opiant has been developing alongside a worsening opioid crisis, driven by the increased prevalence of synthetic opioids, such as illicit fentanyl. These powerful drugs are responsible for the surge of overdose deaths in the United States (103,000-plus overdose deaths reported in the latest annual period, of which over 75% were driven by opioids, mainly fentanyl and synthetic opioids1). OPNT003 is designed to be used by non-healthcare individuals and delivered intranasally. Observations from multiple clinical studies reinforce its potential rapid onset and long duration of action. Opiant received FDA Fast Track Designation for OPNT003 in November 2021 and is expected to complete its New Drug Application (“NDA”) submission for OPNT003 with the FDA in the fourth quarter of 2022. Subject to approval by the FDA, anticipated approval for a fast-track application is third quarter 2023, with launch in the United States expected in the ensuing months.

Transaction Details

Under the terms of the merger agreement, Indivior will acquire all outstanding shares of Opiant for upfront consideration of $20.00 per share in cash, plus up to $8.00 per share in contingent value rights (“CVRs”) that may become payable in the event that certain net revenue milestones are achieved by Opiant’s lead asset (OPNT003) during the relevant seven-year period. Indivior expects to fund the aggregate upfront consideration of approximately $145 million with existing cash.

Pursuant to the CVRs, Indivior would pay $2.00 per CVR if OPNT003 achieves the following net revenue thresholds during any period of four consecutive quarters prior to the seventh anniversary of the U.S. commercial launch: (i) $225 million, (ii) $300 million, and (iii) $325 million. The remaining (iv) $2.00 per CVR would be paid if OPNT003 achieves net revenue of $250 million during any period of four consecutive quarters prior to the third anniversary of the U.S. commercial launch. The maximum amount payable by Indivior should OPNT003 achieve all four CVRs would be an additional approximately $68 million.

The transaction is subject to customary closing conditions, including US antitrust clearance, clearance by the Committee on Foreign Investment in the United States (CFIUS) and receipt of approval of Opiant’s stockholders. The members of the Board of Directors of Opiant, who hold approximately 4.5% of the outstanding Opiant shares, have entered into a voting agreement with Indivior and agreed to vote their shares in favor of the transaction. Pending approvals, the parties anticipate completing the transaction in the first quarter of 2023.

Compelling Strategic and Financial Rationale

The transaction brings together two companies with the leadership, resources, pipeline and history of success to introduce new potentially life-changing addiction treatments, while also delivering the potential to increase net revenue and drive shareholder value. With an enhanced portfolio, Indivior will benefit from:

•Strengthened and Extended Leadership in Addiction Treatment and Science: OPNT003 is highly complementary to SUBLOCADE® (buprenorphine extended-release) Injection for subcutaneous release (CIII) to include both evidence-based treatment and overdose rescue options. The addition of OPNT003 provides Indivior with one of the most comprehensive and relevant treatment platforms to address the ongoing US opioid and overdose epidemic and enhances its portfolio of addiction treatments. Specifically, Opiant brings new formulation and nasal drug development capabilities as well as a pipeline of earlier-stage assets to potentially treat other substance use disorders, including Alcohol Use Disorder, Acute Cannabinoid Overdose and Opioid Use Disorder (OUD).

•A New and Attractive Growth Avenue: OPNT003 diversifies Indivior’s portfolio with a potential highly relevant treatment for opioid overdose rescue. OPNT003 is uniquely suited as a potential treatment for opioid overdose, including synthetic opioids, such as fentanyl, which accounted for over 75% of reported U.S. overdose deaths in the twelve-month period ending April 20221. NARCAN® Nasal Spray, the current standard of care for opioid overdose rescue, had peak net revenue of over $400 million in FY 20212 prior to generic entry in December that year. Indivior believes the unique clinical profile of OPNT003 supports the potential for this treatment to deliver annual net revenue of $150 million to $250 million.

•Robust Commercial and Scientific Capabilities: Bringing together the commercial and scientific capabilities and expertise of both companies creates an opportunity to accelerate uptake of OPNT003 upon commercialization. Indivior intends to leverage capabilities in payor access as well as its commercial footprint in Organized Health Systems (OHS) to further optimize the launch. These efforts will be supported by deep advocacy partnerships and a R&D organization that has been focused on innovating and advancing paradigm-changing OUD treatment options for more than 20 years. Opiant’s other clinical and pre-clinical pipeline assets are expected to benefit further from Indivior’s longstanding leadership and relationships in addiction science. Indivior will benefit from Opiant’s commercial leadership with recent experience in the overdose rescue market as well as significant expertise in nasal delivery technology.

•Attractive Financial Profile: Successful commercialization of OPNT003 is expected to be accretive to Indivior’s earnings after the second full year of launch.

Opiant Products & Pipeline

Overdose Reversal (OPNT003)
OPNT003 is a patented intranasal nalmefene formulation that utilizes an absorption-enhancing technology (Intravail®) to enhance its pharmacodynamic profile leading to the potential to act more quickly and last longer when compared with certain naloxone-based rescue agents such as NARCAN® Nasal Spray. Its clinical profile has the potential to be beneficial given the proliferation of illicit fentanyl and other powerful and illegally made synthetic opioids. OPNT003 is covered by one issued patent for the absorption technology (expiry 2025) and one patent application covering formulation (expiry 2037), along with other patent applications. Development of the OPNT003 program is being partially funded by a grant from the National Institute on Drug Abuse (NIDA), an institute of the National Institutes of Health, and a contract from the Biological Advanced Research and Development Agency (BARDA).

Alcohol Use Disorder (OPNT002)
OPNT002 is an investigational nasal naltrexone product targeting Alcohol Use Disorder that is in Phase 2 for the reduction of alcohol consumption or “craving.” The target profile is a self-administered “on-demand” medication.

Pre-Clinical
Opiant has one preclinical program, drinabant, a CB-1 receptor antagonist for Acute Cannabinoid Overdose (OPNT004).

The person responsible for making this announcement is Kathryn Hudson, Company Secretary.

Advisors
Centerview Partners is serving as financial advisor to Indivior, and Covington & Burling LLP is serving as legal advisor to Indivior. Lazard Frères & Co. LLC is serving as financial advisor to Opiant and Latham & Watkins LLP is serving as legal advisor to Opiant.

Conference Call and Webcast
In connection with this announcement, Indivior will host a webcast and conference call today at 8:00 AM US Eastern Time / 13:00 GMT.

To access the presentation telephonically and the ability to ask questions, please register through the following link: https://register.vevent.com/register/BI69ac251d046c41f189178e8019409529

To access the webcast, please use the following link: https://edge.media-server.com/mmc/p/a8yhnckc

About Indivior

Indivior is a global pharmaceutical company working to help change patients’ lives by developing medicines to treat addiction and serious mental illnesses. Our vision is that all patients around the world will have access to evidence-based treatment for the chronic conditions and co-occurring disorders of substance use disorder (SUD). Indivior is dedicated to transforming SUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to both expand on its heritage in this category and potentially address other chronic conditions and co-occurring disorders of SUD, including alcohol use disorder and cannabis use disorder. Headquartered in the United States in Richmond, VA, Indivior employs more than 900 individuals globally and its portfolio of products is available in over 40 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

Important Information for Investors and Stockholders
This communication does not constitute a solicitation of any vote or approval. Opiant intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed transactions. OPIANT’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OPIANT AND THE PROPOSED MERGER. Investors and stockholders may obtain copies of the proxy statement and other documents filed with the SEC by Opiant (when they became available) free of charge from the SEC’s website at www.sec.gov or by accessing Opiant’s website at www.opiant.com. Copies of the documents filed with the SEC by Indivior (when they become available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing Indivior’s website at www.indivior.com.
Participants in the Merger Solicitation
Indivior, Opiant, and certain of their directors, executive officers and employees may be considered participants in the solicitation of proxies from Opiant’s stockholders with respect to the proposed transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Opiant’s stockholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement that Opiant intends to file with the SEC when it becomes available. Information about Indivior’s directors and executive officers is set forth in Indivior’s Annual Report and Accounts 2021 available at www.individior.com. Information about Opiant’s directors and executive officers is set forth in Opiant’s definitive proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2022. These documents may be obtained as indicated above.
Cautionary Statement Regarding Forward-Looking Statements
Statements included in this press release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements and are based on our current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding the proposed acquisition of Opiant, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include risks and uncertainties related to, among other things: uncertainties as to the timing of the proposed merger; the possibility that competing acquisition proposals will be made; the inability to complete the proposed merger due to the failure to obtain Opiant’s stockholder adoption of the merger agreement or the failure to satisfy other conditions to completion of the proposed merger, including required regulatory clearances or approvals; the potential that the expected benefit and opportunities of the transaction, if completed, may not be realized or may take longer to realize than expected; the risk that OPNT003 does not receive FDA approval in the expected timeline, or at all; challenges inherent in product research and development, including uncertainty of clinical successes and obtaining regulatory approval and challenges to patents; the failure of the transaction to close for any other reason; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the proposed merger may result in significant delay or costs of defense, indemnification and liability; diversion of management’s attention from ongoing business concerns and other risks and uncertainties that may affect future results of the combined company, including the risks described in Indivior’s Annual Report and Accounts 2021 and press releases and filings since that time and Opiant’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022 and in subsequently filed Current Reports on Form 8-K. All forward-looking statements are qualified in their entirety by this cautionary statement and neither Indivior or Opiant undertake any obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.
For Indivior

Media Contacts:

UK Media:
Tulchan Communications
+44 207-353-4200

US Media:
Jennifer Ginther
Director, Communications
Indivior PLC
Mobile: 804-467-1593

Investors and Analysts:
Jason Thompson
Vice President, Investor Relations
Indivior PLC
Mobile: 804-402-7123

Tim Owens
Director, Investor Relations
Indivior PLC
Mobile: 804-263-3978

Sources:

1.Centers for Disease Control and Prevention (cdc.gov); Products - Vital Statistics Rapid Release - Provisional Predicted Drug Overdose Data (cdc.gov)
2.Emergent Biosolutions Inc. Quarterly 2021 News Releases

Class 2 Transaction Disclosures

The Group notes that this is a Class 2 transaction and below provides the following additional information.

(a) details of the transaction, including the name of the other party to the transaction: see above
(b) a description of the business carried on by, or using, the net assets the subject of the transaction: see above
(c) the consideration, and how it is being satisfied (including the terms of any arrangements for deferred consideration): see above
(d) the value of the gross assets the subject of the transaction: $48.4 mil. (at June 30, 2022)
(e) the profits attributable to the assets the subject of the transaction: $2.9 mil. (at December 31, 2021)
(f) the effect of the transaction on the listed company including any benefits which are expected to accrue to the company as a result of the transaction: see above
(g) details of any service contracts of proposed directors of the listed company: not applicable

MARK CROSSLEY WELCOMING VIDEO SCRIPT

My name is Mark Crossley, and I’d like to personally welcome the Opiant team to the Indivior family.

Today’s announcement is a major step forward in helping those suffering from substance use disorders worldwide.

Our companies were founded on a common mission – to transform treatment for addiction and empower people on their way to long-term recovery.
But more than that, we share many of the same values.
Driven by our guiding principles, we put our purpose into action to help the patients who many others have given up on.

Bringing together our two companies is about more than products or pipelines – it’s about you.
The passion, brains, and hearts who made Opiant what it is.
Because for all Opiant and Indivior have accomplished individually, we believe that together - we can help even more people.

And the need has never been greater.
One of the leading drivers of the opioid crisis today is fentanyl. According to the latest CDC data, of the nearly 80,000 reported opioid overdose deaths, synthetic opioids such as fentanyl account for close to 90% of these deaths.
And that’s just in the United States.

So together, we can now fight this big problem in a big way.

By combining Opiant’s pipeline of rescue medications with Indivior’s treatment offerings including SUBLOCADE®, we will leverage our strong capabilities to maximize the potential of care for so many more people.

And this is just the beginning.

There is no better time to be on the combined team to continue our mission together and bring life-changing treatments to those in need.

I’m excited to meet you all in the coming months.

Thank you. And welcome to the Indivior family.

Indivior acquisition of Opiant Transcript of Investor Call
November 14, 2022 – 8am ET

Participants:
Mark Crossley – Chief Executive Officer, Indivior
Ryan Preblick – Chief Financial Officer, Indivior
Christian Heidbreder – Chief Scientific Officer, Indivior
Paul Cuddon – Numis
Max Hermann – Stifel
James Van Tempest – Jefferies
Carl Byrnes – Northland Capital Markets

Mark Crossley – Chief Executive Officer, Indivior

Slides 1 – 3: Title Slide / FLS / Important Stockholder Info…
Good morning and good afternoon everyone and thank you for joining us on such short notice to discuss an exciting development for our Company. I’m joined by Ryan Preblick, our Chief Financial Officer and Christian Heidbreder, our Chief Scientific Officer.

I’ll briefly cover the highlights of the transaction we announced today, and then Ryan will cover off the financial aspects and closing conditions. After that, we will open it up for Q and A.

Please read in full the information on pages 2 and 3, as it is important.

Slide 4 — Business Overview: OPNT
Earlier today, we announced a definitive agreement to acquire Opiant Pharmaceuticals, a leader in the development of treatments for drug overdose and substance use disorders, for an upfront amount of approximately $145 million in cash, equivalent to $20 a share, plus contingent value rights worth up to $8 per share subject to the achievement of certain commercial milestones. Both boards have unanimously approved the transaction.

Based in California, Opiant is best known for its contribution to the development of the formulation of NARCAN® Nasal Spray, the market-leading treatment for known or suspected opioid overdose, which was approved in 2015 and out-licensed. Opiant does not sell NARCAN® Nasal Spray. Opiant has subsequently sought to develop an improvement to treat known or suspected opioid overdose with its investigational pipeline asset, OPNT003. We believe that this nasal nalmefene treatment has the potential to become the new standard in opioid overdose treatment and the promise of this asset is what brought Opiant to our attention.

In particular, OPNT003 is potentially a more relevant solution for combating the significant increase in opioid overdose deaths caused by illicit powerful synthetic opioids, such as fentanyl. As many of you have probably seen in the media, these illegal synthetic opioids are the leading cause of overdose deaths in the US.
Beyond this, Opiant also has several earlier-stage pipeline medicines, which complement the key areas of substance use disorder and overdose that we are interested in, including alcohol use disorder for cravings and acute cannabinoid overdose.

Slide 5 – Compelling strategic & financial rationale
The Board and my team strongly believe that the addition of Opiant to Indivior is strategically and financially compelling.

First, it will strengthen and extend our leadership position in addiction treatment and science. In particular, OPNT003, if approved, would combine with our existing portfolio of opioid use disorder treatments to create a powerful continuum of care that furthers our patient-focused Vision and Mission.

Second, it provides a near-term and relatively de-risked growth opportunity in a space we know well. Based on the clinical advantages we see, we believe OPNT003 has the potential to deliver annual net revenue in the range of $150 million to $250 million, together with an attractive margin profile. This in turn would contribute to the acquisition being additive to net revenue post-launch and earnings accretive after the second full year of launch.

Third, bringing onboard the Opiant team will further bolster Indivior’s commercial and scientific capabilities, allowing us to maximize the opportunities we see both for our marketed portfolio and for our expanded pipeline.

Slide 6 — A Leading addiction treatment and science platform upon closing
Expanding on the rationale, this slide sets out the powerful addiction treatment and science platform that would be created by combining Indivior and Opiant.

The attractive combined portfolio of marketed and investigational treatments would have the potential to address some of the most urgent and growing needs in the addiction disease space, including opioid use disorder, alcohol use disorder and cannabis use disorder.
This portfolio of treatments would be supported by proven addiction-focused commercial capabilities. We would immediately seek to leverage our complementary areas of expertise – in Indivior’s case, accessing Organized Health Systems (OHS), including target opportunities in large hospital systems, government healthcare systems and the justice system, and in Opiant’s case, their expertise in the public sector – chiefly law enforcement and first responders.

Lastly, we are bringing together powerful addiction science, development and advocacy capabilities. For Indivior, this would strengthen our capabilities in new formulation and nasal drug development. And our complementary advocacy approach would further support our drive for social change to destigmatize opioid use disorder and to have it recognized as a chronic relapsing disease to further open access to treatment.

Slide 7 – OPNT003 Uniquely addresses the current wave of US opioid overdose being driven by synthetics
I want to turn now to why we are so excited by OPNT003.

To do this I need to remind you that the landscape of opioid use disorder has changed dramatically with the rising misuse of powerful illegal synthetic opioids, such as fentanyl. These highly potent illegal opioids are cheap to manufacture and are rapidly displacing heroin. They are also extremely dangerous, characterized by rapid onset and brain penetration. They can be 40-50x more potent than heroin, leading to respiratory depression at far lower doses, and they have a prolonged effect. As a consequence, illegal synthetic opioids are driving the rapid rise in reported overdose deaths in the United States since the onset of COVID. In the most recent recorded 12-month period, synthetics accounted for almost 90% of the approximately 78,000 reported opioid-related overdose deaths.

OPNT003 is an investigational opioid overdose reversal agent that is designed to be used by non-healthcare individuals delivered intranasally and has the potential to impact this crisis. Observations from multiple studies reinforce its potential for rapid onset and long duration of action. It is based on the high-affinity mu-opioid receptor antagonist nalmefene, rather than the current standard, naloxone, and was developed for a rapid onset of action using the Intravail formulation technology. With its unique pharmacokinetic and pharmacodynamic profile, we believe that treatment with OPNT003 will, result in fast, strong and long-lasting reduction in respiratory depression caused by overdose.

Slide 8 - Synthetic opioids are challenging current treatment options
So, let’s turn to why there is such a significant market opportunity for OPNT003.

The short answer is that the current standard of care, naloxone, given either as NARCAN® Nasal Spray or a generic alternative, may not have the potency or duration of action to adequately address overdoses caused by illicit synthetic opioids, like fentanyl.

The relatively short half-life of naloxone can complicate the management of overdose with long-lived illicit synthetic opioids. This in turn means that multiple, sequential treatments may be necessary to save the patient from overdose due to the increased prevalence of synthetic opioids. As the quote on this slide from a senior official in Birmingham Alabama Fire & Rescue says “most of the crews are having to use two, three, four NARCAN per patient just to get them breathing again.”

This growing challenge has also led the NIH to call for stronger, longer-lasting opioid receptor antagonists.

Slide 9- Scientific evidence…This slide shows a comparison of the pharmacokinetic data between OPNT003 and nasal naloxone, including – on the right-hand side – data from the OPNT003 PK studies.

The key takeaways from the data are that that OPNT003 has a five-fold higher affinity for the mu opioid receptors, is able to reach higher plasma concentrations and to do so more rapidly, and, importantly, has a substantially longer half-life of 11 hours versus around 2 hours for naloxone. This potentially makes OPNT003 a much more relevant option for overdoses caused by long-lived synthetic illegal opioids, like fentanyl.

Slide 10 – NDA under “Fast Track” designation…
The key development activities for OPNT003 were funded by NIDA and the Biomedical Advanced Research and Development Authority, or BARDA, in light of the urgent need for a new alternative treatment approach to overdoses from synthetic opioids. This need was further recognized in November 2021 when the FDA granted a Fast Track designation to Opiant for OPNT003.

Opiant initiated a rolling NDA submission in May of this year. This process allows the serial submission of completed NDA sections for review by the FDA, rather than waiting until every section is completed before the entire NDA is submitted. Opiant is utilizing the 505(b)(2) pathway and expects to complete its submission by the end of 2022.

Commercial planning for launch is already well underway. Opiant already has strong expertise in the immediate addressable sectors, namely public interest customers, including Law Enforcement, First responders and Community programs. These sectors are well-funded from the government and from the various opioid settlements that have occurred. There is also longer-term potential for retail customers, including pharmacists and physicians.

And, of course, as part of Indivior, we will be leveraging our overall expertise across Organized Health Systems and the Justice System.

Slide 11 – OPNT003 Complementary to SUBLOCADEWith OPNT003 as part of our OUD treatment arsenal, we envision a continuum of care centered on patient recovery.

Addiction is a chronic and relapsing disease, and while SUBLOCADE can help break the cycle of addiction by delivering sustained, therapeutic levels of buprenorphine, OPNT003 can potentially serve in the event of overdose. Of course, psychosocial counseling remains at the center of a healthy and full recovery.

Slide 12 – OPNT002
On my final slide, I’d also like to briefly touch on OPNT002 for alcohol drinking and cravings. This is the second most advanced asset in Opiant’s pipeline and potentially represents a promising approach to alcohol abuse, which remains significantly under-treated by medication.

OPNT002 is a nasal spray formulation of naltrexone that is designed to deliver rapid onset of treatment. For those less familiar with this disease space, naltrexone is already indicated for Alcohol Use Disorder in the form of the monthly long-acting injectable. OPNT002 is currently in Phase 2 with topline study data anticipated in mid-2023.

The concept behind OPNT002 is to use “as needed” when a patient anticipates drinking or is craving alcohol. As you can see here – the Phase 1 PK data are compelling.

More to come, but potentially an exciting opportunity to address an important unmet need, as alcohol abuse is by far the world’s largest substance use disorder.

With that… I’ll turn it over to Ryan to briefly discuss the terms and financials of the transaction.

Ryan Preblick – Chief Financial Officer, Indivior

Slide 13 – Transaction Summary
Thanks Mark and good morning and good afternoon.

As Mark mentioned earlier, we have entered into a definitive agreement to acquire Opiant for upfront consideration of $20.00 per share in cash, or approximately $145 million. We will fund the transaction with cash on the balance sheet.

In addition, Opiant shareholders are eligible to receive contingent value rights with a maximum potential payout of $8 in cash for each Opiant share owned if OPNT003 achieves certain commercial milestones.

We would pay $2.00 per share in each instance that OPNT003 achieves net revenue thresholds of $225 million, $300 million and $325 million during any four consecutive quarter period prior to the seventh anniversary of the US commercial launch.

The fourth CVR would pay $2.00 if OPNT003 exceeds net revenue of $250 million in any four consecutive quarter period prior to the third anniversary of the US commercial launch.

If all four payments are made, this would result in an additional total cash cost to Indivior of additional approximately $68 million.

In terms of closing, we expect the transaction to be completed in the first quarter of 2023. This is of course subject to approval by a majority of Opiant shareholders and to other customary closing conditions, including US Antitrust clearance and clearance by the Committee on Foreign Investment in the United States.

Following close, our plans would be to launch OPTN003 in the ensuing months after FDA approval, if granted.  The key tenant of the transaction that Mark outlined is diversification of growth and our contemplated commercialization strategy includes some incremental cost, which have been assumed in our models. We will update the market on our expectations following the closing of the transaction.

Currently, we are not outlining a timeframe for achieving the potential annual net revenue of $150 million to $250 million we expect for OPNT003. However, as Mark has detailed, we strongly believe that the growing market need for rescue treatments like OPNT003, combined with its differentiation versus current market offerings, make our net revenue expectations achievable in the medium term.

With that, I’ll turn it back over to Mark for closing comments.

Mark Crossley – Chief Executive Officer, Indivior

MC Final Slide–
Thanks Ryan and thanks to everyone for joining us again.

We are excited about this opportunity for Indivior shareholders and the potential for value creation by creating an unrivalled addiction treatment platform to help patients across the continuum of care

With that, we are happy to take any questions.

Question & Answer

Paul Cuddon – Numis
Congratulations on the deal. I have one question really. The additional funding that will come into treatment in the months/years ahead, how do you see the balance between sort of rescue treatment and Sublocade, if you could just outline where you expect your 150-250m, is it market growth or capturing market share from Narcan?

Mark Crossley – Chief Executive Officer, Indivior
Thanks Paul, I appreciate the question. One of the clear things is that Opiod epidemic is truly a bipartisan issue and there is significant funding available both from the government and from these resolutions from the Opiod MDLs. That funding is being brought to the disease space from evidence based treatment, overdose rescue as well as prevention and education and we think that is important and it is quite well rounded there. As we look at the 150-250m of peak net revenue sales, obviously there will be a combination of market share due to the potential profile if approved of OPNT003 as well as well as some factor of market growth.

Paul Cuddon – Numis
Thank you and just secondly, any potential synergies with SUBLOCADE in any of these channels you are selling this into the future?

Mark Crossley – Chief Executive Officer, Indivior
This is really complimentary of the 2 companies. First, from a scientific standpoint, we have great technologies from our long acting injectables. Opiant has great delivery technology and a really strong heritage there. On the go to market models, obviously we have our organized health systems which we have been and delivering strong and consistent growth on Sublocade. That focuses on regional medical centers, criminal justice systems and the veteran administrations hospitals, while Opiant has been more focused on the public health areas with the first responders and the police. The 2 of those will be very complimentary on the continuum of care.

Paul Cuddon – Numis
Thank you very much.

Mark Crossley – Chief Executive Officer, Indivior
Thank you Paul.

Max Herman – Stifel
Congratulations on the deal announcement. A couple of questions on the announcement.

One – just drilling a little bit more into what Opiant has done in terms of commercial execution of the potential launch – you talk about them having capabilities in first responders and emergency services and such, what have they actually put in place that you could leverage in terms of the launch, and what still needs to be done ahead of potential approval to have an effective launch? And how does that compare to what Emergent built-out for NARCAN?

The second question relates to SUBLOCADE’s use in the emergency rescue medication – you talked historically about its potential use in the emergency room settings where patients may have been let back into the community, but then had experienced respiratory depression, potentially abusing again without intervention between that period – just wondering if you made any progress in that direction?

Mark Crossley – Chief Executive Officer, Indivior
I’ll take the first question and then hand-off to Christian with regards to the emergency medical potential.

With regards to Opiant commercial execution, they are in the process of building out their launch, obviously building capabilities and scale. But they have a team onboard already that have very relevant experience in this space that we think will be valuable as we look to make this potentially the standard of care for overdose of opioids and we are excited to have them join the team.

Christian, thoughts with regard to SUBLOCADE in the emergency room

Christian Heidbreder – Chief Scientific Officer, Indivior
We are launching a series of studies looking at initiation of treatment of OUD in the emergency department with SUBLOCADE. The studies that are currently ongoing are real-world evidence studies showing hopefully that rapid initiation of treatment with SUBLOCADE in the ER is allowing us to keep the patient in treatment from the very beginning of the continuum of care. These studies are currently ongoing. There will be several interim analysis on all of these studies over the next three or four years. So that’s our current plan.

Mark Crossley – Chief Executive Officer, Indivior
Thanks Christian, thanks Max.

Max Herman – Stifel
Just a follow-up, in terms of the relevant team in place, are these guys that have experience with the NARCAN launch or (Exado sp.?), or sort of any of the other experience in rescue medications

Mark Crossley – Chief Executive Officer, Indivior
I think Opiant has brought onboard a number of people from the initial launch of NARCAN, so very relevant experience in this disease space. And, huge contributors to creating the standard of care that’s there.

James Van Tempest – Jefferies
Thanks for taking my question, 2 if I may. First one, Opiant is public and known in the market, is an asset in the space, so I am curious what kind of shifted your focus and acquire that asset now that you could have done that some time ago? Second question, as we think about incorporating into Indivior, you already have a lot of infrastructure, how much extra investment do you need to make how should we think about contributions margins per se? Thank you

Mark Crossley – Chief Executive Officer, Indivior
Certainly James. As it pertains to Opiant, we have had our eye on Opiant for some time. You know, admiring the science from afar and thought now is the perfect time given everything that is going in in disease space and the approach to potential approval and launch and bring it into within Indivior to optimize the asset and optimize the impact for patients within the disease space so we are excited about this opportunity. When it comes into incorporating this into Indivior, into synergies and things like that, the key here is that this is a very comlientary asset with different call points and this is about the growth that it offers Indivior, the value it offers our shareholders because of the diversification and increase in net revenue. This is not about synergies.

James Van Tempest – Jefferies
Thank you.

Mark Crossley – Chief Executive Officer, Indivior
Thank you James.

Carl Byrnes – Northland Capital Markets

Thanks for the question and congratulations on the announcement. Obviously this is a very nice complimentary fit. I know you touched on this, but I am wondering if you could outline a little bit more on the staffing you expect that is existing or expect to be added to support the launch of OPTN003 both in the public interest and retail segment and if you could on a pro-forma basis what Opiant brings to the table and what Indivior brings to the table?

Mark Crossley – Chief Executive Officer, Indivior
Thanks Carl. Nice to meet you and thanks for joining the call. From a staffing standpoint, in the public interest we will have to staff up to meet that call platform and that will from Ryan’s comments result in some incremental operating expense from building that launch. When it comes to the exact guidance of this, we will wait until the deal closes until we provide that exact insight. That will be the appropriate time.

Carl Byrnes – Northland Capital Markets
Great and congratulations again.

Mark Crossley – Chief Executive Officer, Indivior
Thanks again Carl and great to meet you.

Closing Remarks
Mark Crossley – Chief Executive Officer, Indivior

I would like to thank everyone for their continued support in Indivior. We are truly excited about this transaction in its strong strategic fit and the potential to deliver value for shareholders and its impact on substance abuse disorder. We look forward to seeing everyone at our CMD day December 7 in New York City. Thank you.

Narcan Owner Opiant to Be Acquired by Indivior for $145 Million

The combination of addiction-drug makers could tap into billions of dollars in settlement and federal funds aimed at expanding access to treatment

By Julie Wernau
Updated Nov. 14, 2022 10:55 am ET

One of the biggest addiction-drug makers is set to snatch up the owner of the country’s bestselling overdose-reversal drug.
U.K.-based Indivior PLC said it would pay $20 per share, or about $145 million, to purchase Narcan owner Opiant Pharmaceuticals Inc. Indivior will pay an additional $8 per share contingent on Opiant’s ability to gain approvals and revenue for an overdose-reversal medication in late-stage development, for a total potential payout of about $203 million.
The deal, announced on Monday, is subject to regulatory approvals in both the U.S. and U.K.
Both companies have been fighting the introduction of cheaper generic versions of their legacy medications. Indivior’s buprenorphine-naloxone formulation for reducing opioid cravings and overdose, marketed as Suboxone, and Opiant’s Narcan nasal-spray formulation have both gone generic.
The matchup is a rare bet by a pharmaceutical company in the largely stagnant addiction market. Recent policy moves have opened up billions of dollars toward addiction treatment. The Biden administration has pledged $1.5 billion to treat the overdose crisis, while billions in settlement dollars stemming from lawsuits against pharmaceutical companies that contributed to the crisis have begun flowing to local governments to fight record overdose deaths.
“It’s a bipartisan issue across Washington. We see some momentum building, additional funding from the administration as well as legislation that serves to normalize this disease,” said Mark Crossley, chief executive of Indivior.
Opiant’s potential new overdose-reversal drug is a nasal-spray formulation of nalmefene, an opioid antagonist that has produced a faster and longer-lasting response to reversing overdoses from bootleg fentanyl in late clinical trials than naloxone-based medications such as Narcan.
In November 2021, the drug was fast-tracked for review by the U.S. Food and Drug Administration. Opiant has said it expects to file for FDA approval by the end of this year.
Opiant reported total revenue of $3.9 million in the quarter ended in June, with $2.3 million in revenue from royalties for Narcan and the rest from grants paid mainly toward the development of its nalmefene formulation.
Indivior launched Sublocade, a long-acting injectable medication for the treatment of opioid-use disorder, in March 2018. Sales of the drug rose 66% year-over-year to $108 million in the third quarter. The company has said sales of the drug are expected to reach $405 million to $420 million in the current fiscal year, and has forecast peak net revenue for the drug of $1 billion.
The decision by Indivior, which has a 2.3 billion-pound market cap, equivalent to $2.7 billion, to purchase relatively tiny Opiant, with a $49 million market cap, also pulls in several other addiction drugs in Opiant’s development pipeline, including a vaccine for treating heroin addiction, an injection for reversing cannabinoid overdose and an implant for treating opioid addiction. Approximately 78% of the Indivior’s sales are to the U.S.

FOR INTERNAL USE ONLY – DO NOT FORWARD OR DISSEMINATE

Dear Colleagues:

Today marks an exciting milestone for Indivior. Earlier today, Indivior entered into an agreement to acquire Opiant Pharmaceuticals, a specialty pharmaceutical company based in the U.S. that develops treatments for addiction and drug overdose technology, including an opioid overdose reversal medication that has received “Fast-Track” designation from the FDA and is currently completing rolling submissions for expected approval in the US market in Q3 2023.

This announcement is a major step forward in helping those suffering from substance use disorders.  And the need has never been greater. One of the leading drivers of the opioid crisis today is fentanyl. According to the latest CDC data, of the nearly 80,000 reported opioid overdose deaths, synthetic opioids such as fentanyl account for close to 90% of these deaths.1

By combining Opiant’s pipeline of medications with Indivior’s treatment offerings, including SUBLOCADE®, we will, after closing of the transaction, leverage our strong capabilities to maximize the potential across the continuum of care including both treatment and overdose rescue.  In addition to its opioid overdose asset, Opiant has two other earlier stage development assets focused on alcohol use disorder cravings and acute cannabinoid overdose.

Importantly, both companies were founded on a common mission – to transform treatment for addiction and empower people on their way to long-term recovery. There is no better time to be at Indivior as we continue our mission to help the patients who many others have given up on. C

While we are certainly excited about the opportunity this may bring, at this time Indivior and Opiant are still separate businesses until the customary closing process is complete. There should be no interactions between Indivior and Opiant personnel prior to the closing of the transaction unless instructed. We will be providing additional information about the integration process and planning for integration at a later time.

I look forward to sharing more information with you all during today’s Town Hall at 11:00 am EST.

We have also issued a press release that I encourage you to read for additional information about the acquisition. View press release here.

Best,

Mark

Important Information for Investors and Stockholders
This communication does not constitute a solicitation of any vote or approval. Opiant intends to file with the SEC and mail to its stockholders a definitive proxy statement in connection with the proposed transactions. OPIANT’S STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OPIANT PHARMACEUTICALS, INC. AND THE PROPOSED MERGER. Investors and stockholders may obtain copies of the proxy statement and other documents filed with the SEC by Opiant (when they became available) free of charge from the SEC’s website at www.sec.gov or by accessing Opiant’s website at www.opiant.com. Copies of the documents filed with the SEC by Indivior (when they become available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing Indivior’s website at www.indivior.com.

Participants in the Merger Solicitation

Indivior, Opiant, and certain of their directors, executive officers and employees may be considered participants in the solicitation of proxies from Opiant’s stockholders with respect to the proposed transactions. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Opiant’s stockholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement that Opiant intends to file with the SEC when it becomes available. Information about Indivior’s directors and executive officers is set forth in Indivior’s Annual Report and Accounts 2021 available at www.individior.com. Information about Opiant’s directors and executive officers is set forth in Opiant’s definitive proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2022. These documents may be obtained as indicated above.

1. According to the CDC, there were 77,889 reported opioid overdose deaths in the 12-month period ending in May, 2022 and 89.1% of these deaths have been attributed to Synthetic opioids such as
Fentanyl.